Exhibit 10.1

April 4, 2011

David Fractor

4040 Hilton Head Way

Tarzana, CA 91356

Dear David:

This letter outlines the basis upon which ImmunoCellular Therapeutics, Ltd. (the “Company”) will engage you as a consultant from the date hereof through April 3, 2011 and thereafter as its Chief Financial Officer (“CFO”) and Treasurer.

1. Engagement. You will be engaged initially as a consultant through March 31, 2011 and thereafter as CFO and Treasurer of the Company for the term and upon the terms and conditions set forth herein, and you accept such offer of engagement. As a consultant, your duties will consist primarily of advising and assisting the Company’s President and current CFO with respect to various accounting and financial matters. As the Company’s CFO, your duties will consist primarily of (i) the timely filing of all SEC filings, including preparing drafts of financial statements and other portions of the Company’s Form 10-K and drafts of the Company’s Form 10-B and review of the Company’s registration statement disclosures; (ii) maintenance of the Company’s Sarbanes-Oxley compliance procedures and confirming accounting compliance under Sarbanes-Oxley on a quarterly basis; (iii) preparation of annual two-year budgets (segmented quarterly) for the Company; (iv) closing of the Company’s financial books on a quarterly basis; (v) coordinating reviews and audits of the Company’s financial statements by the Company’s independent public accounting firm; (vi) quarterly presentations to the Company’s board of directors (the “Board”) of the Company’s financial information, including quarterly budgets to actual; (vii) oversee the Company’s accounts payable function; (viii) filing of federal, state and local tax returns; (ix) coordination of stock option and warrant exercises with the Company’s corporate secretary; (x) oversight and management of the Company’s payroll and benefits programs; and (xi) contract review for financial and Sarbanes-Oxley implications. As the Company’s Treasurer, your duties shall consist primarily of (i) safeguarding of the Company’s cash and investments; (ii) ensure compliance with the Company’s investment policy; and (iii) maintenance of the Company’s investment account. You will report to the President of the Company as well as the Chairman of the Audit Committee of the Company. While serving solely as a consultant to the Company, you shall not have any authority to assume or create any obligations on behalf of the Company or to represent the Company as agent, employee or in any other capacity than as herein provided.

2. Term. The term of your engagement as a consultant will be from the date hereof through April 3, 2011; and as the Company’s CFO and Treasurer from April 4, 2011 through March 31, 2014, unless sooner terminated by you or the Company as set forth below in Section 7.

Mr. David Fractor

April 4, 2011

3. Commitment/Part-time Status. For the compensation provided in Section 4, you will set aside and commit a minimum (on average) of one to two business days per week toward attending to the affairs of the Company as a consultant through March 31, 2011 and thereafter as the CFO and Treasurer. The Company recognizes and agrees that, due to your part-time status, you may accept other employment or consulting assignments concurrent with your engagement by the Company, which may include employment as an officer of publicly-traded companies and/or employment by other companies engaged in biotech or pharmaceutical research and development, provided that you disclose such employment by any other company to the Company and that such companies are not engaged in any research, development, manufacturing, licensing or marketing activities in the field of immunocellular therapies.

4. Compensation. As payment in full for your services as a consultant, CFO and Treasurer during the term of this Agreement, the Company shall pay you $6,000 per month and grant to you options to purchase 42,000 shares of the Company’s common stock (the “Options”), which shall vest in 36 equal monthly installments over the three-year term of this Agreement. The cash compensation shall be paid monthly on the last business day of each month. The Options will have a seven-year term commencing on the date of grant (which shall be the date of approval of the grant by the Board or such later date on which your engagement hereunder commences); will have an exercise price of the last reported trading price of the Company’s common stock on the OTC Bulletin Board on the date of grant; will be exercisable within the term of those options during the period of your services to the Company and vested options for (i) 90 days after termination by you without cause or (ii) 12 months after termination by either party for any other reason except termination for cause by the Company; and will have such other terms and conditions as are included in the Company’s standard nonqualified stock option agreement under its 2006 Equity Incentive Plan (the “Plan”) granted under the Plan will be included in the Company’s Form S-8 registration statements. You understand that since you are not an employee of the Company, the Company will not withhold income taxes or pay any employee taxes on your behalf, nor will you receive any fringe benefits. You agree to indemnify and hold harmless the Company from and against any and all claims, liabilities, demands, losses or expenses incurred by the Company if you fail to pay any applicable income and/or employment taxes (including interest or penalties of whatever nature), in any amount, relating to your rendering of services to the Company, including any attorney’s fees or costs to the prevailing party to enforce this indemnity.

5. Expenses. The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses but shall not include rent, utilities or similar overhead expenses incurred by you to maintain your office space.

6. Indemnity. To the extent permitted by California law, you agree to indemnify and hold the Company harmless from and against any and all losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from or attributable to or resulting from your gross

Mr. David Fractor

April 4, 2011

negligence or willful misconduct in rendering the services. You warrant and represent that you have full power and authority to enter into and perform this Agreement and that your performance of this Agreement will not violate the provisions of any other agreement to which you are a party. The Company agrees to indemnify and hold you harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of your services hereunder, other than those arising from or attributable to or resulting from your gross negligence or willful misconduct. Upon your engagement as the Company’s CFO and Treasurer, the Company will name you as an officer on any policy of directors and officers liability insurance it secures throughout the term of your engagement. Throughout the term of your engagement, the Company will not maintain directors and officers liability insurance that excludes contract employees.

7. Termination. This Agreement and your rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and you shall have the right to receive only your compensation that shall be accrued and options that have vested hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination.

7.1 Death. This Agreement and your duties hereunder shall terminate immediately upon your death.

7.2 Termination by the Company. The Company may, at its option, terminate this Agreement and your duties hereunder by written notice to you at any time without cause upon 30 days written notice to you. The Company may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to you. “Cause” as used in this Agreement means that you, (i) after reasonable notice and warning, have failed to perform your assigned duties as defined in this Agreement, with such failure to be determined by the Board of Directors, (ii) have materially breached any of the terms or conditions of this Agreement and have failed to correct such breach within five days following written notice from the Company of such breach, or (iii) have been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of the Company.

7.3 Termination by You. You may terminate this Agreement at any time without cause upon 30 days written notice to the Company or upon written notice to the Company if the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within five days following written notice from you of such breach.

8. License and Assignment of Rights. You acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by you (solely or jointly with others) within the scope of and as part of your consultancy or employment with the Company (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the consideration provided by the Company as described in this Agreement,

Mr. David Fractor

April 4, 2011

unless regulated otherwise by the mandatory law of the State of California. You also agree and warrant that you will not use or incorporate third party proprietary materials into Inventions, disclose third party proprietary information to the Company or knowingly engage in any activities or use any facilities in the course of providing services under this Agreement that could result in claims of ownership to any Inventions being made by any third party.

9. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal Courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal Courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief.

10. Confidentiality. While this Agreement is in effect and for a period of seven years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of California law) and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under California law. You shall maintain in trust all such trade secrets as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your employment with the Company, or upon request by the Company, you shall deliver to the Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

Mr. David Fractor

April 4, 2011

11. Applicable Law. This Agreement shall be interpreted in accordance with the internal laws of the State of California.

We are delighted that you have agreed to assist us as a consultant and then to serve as our Chief Financial Officer and Treasurer and look forward to working with you to make the Company a great success.

Very truly yours,

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Manish Singh, Ph.D.
President and Chief Executive Officer

Agreed to and Accepted as of this 4th day of April, 2011.

/s/ David Fractor
David Fractor